GUARANTEE AGREEMENT


          This Guarantee, dated as of ____________, 1994, is made by
LONE STAR INDUSTRIES, INC., a Delaware corporation (the "Guarantor"), in favor of each and every "Holder" of "Asset Proceeds Notes," as such terms (and all others used herein without definition) are defined in accordance with Section 1 below.

                      W I T N E S S E T H:

          WHEREAS, on December 10, 1990, the Guarantor and certain of its affiliates (collectively, the "Debtors") filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy
Code with
the United States Bankruptcy Court for the Southern District of New
York (the "Bankruptcy Court");

          WHEREAS, on November 4, 1993, the Debtors filed a
Modified
Amended Consolidated Plan of Reorganization (such plan, as it may be amended from time to time, the "Plan") in the bankruptcy proceeding describing the means by which, and the extent to which, claims against the Debtors in such bankruptcy proceeding will be satisfied;

          WHEREAS, on February 17, 1994, an order was entered by the
Bankruptcy Court confirming the Plan; and

          WHEREAS, it is a term of the Plan that the Guarantor shall execute and deliver this Guarantee, which is the "Reorganized Lone
Star Guarantee" defined in the Plan;

          NOW, THEREFORE, in consideration of the foregoing, the sufficiency of which consideration is hereby acknowledged by the
Guarantor, the Guarantor does hereby covenant and agree with the
Trustee for the ratable benefit of the Holders as follows:

          1. Definitions. The following terms shall have the meanings set forth after each:

          "Actual Knowledge" shall have the meaning ascribed thereto in Section 6 hereof.

          "Affiliate", as to any Person, means any other Person directly or indirectly controlling or controlled by or under common control with that Person including any Subsidiary of that Person. For this purpose, "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Without limiting the foregoing, the Guarantor is an Affiliate of the Obligor for purposes hereof.

          "Asset Proceeds Notes" means the notes of the Obligor, in the aggregate initial principal amount of $138,118,000, issued from time to time by the Obligor pursuant to the Indenture including, without limitation, all such notes issued in respect of interest on other Asset Proceeds Notes, as the same may be amended, amended and restated, modified or supplemented from time to time (provided, however, in no event shall any such amendment, amendment and restatement, modification, supplement or exchange increase the principal amount outstanding or any interest rate or fees, expenses, premiums or other payments required to be made without the written consent of the Guarantor).

          "Bankruptcy Court" shall have the meaning ascribed thereto in the recitals.

          "Bankruptcy Law" shall have the meaning ascribed thereto in
Section 6 hereof.

          "Business Day" means a day other than a Saturday, Sunday or a day on which banking institutions are not required by law, regulation or executive order to be open in The City of New York, in the State of New York or in the city in which the Trustee administers its corporate trust business.

          "Collateral Agency Agreement" shall have the meaning ascribed thereto in the Indenture, as the same may be amended, amended and restated, modified or supplemented from time to time.

          "Compounding Date" means each January 31 and July
31,
commencing on the first such date following the date hereof.

          "Consolidated Net Worth" means, at any date of determination, and as to any Person, the net worth of such Person and its Subsidiaries on a consolidated basis determined in conformity with generally accepted accounting principles. If such Person acquires a
Subsidiary or a business is acquired directly or indirectly by such
Person or any of its Subsidiaries (an "Acquisition") at any time when
Consolidated Net Worth is to be determined, the Consolidated Net Worth of such Person shall be determined so as to give pro forma effect to the Acquisition as if such Acquisition occurred as of the date of determination. Pro forma adjustments made pursuant to the preceding sentence shall reflect only actual transactions.

          "Covered Deficiency" means a notional amount,
determined as
of the Maturity Date, equal to the sum of (i) (x)
$88,118,000 minus
(y) the aggregate amount of all payments (principal and
interest and
whether paid upon mandatory redemption, voluntary
prepayment, at
maturity or otherwise) made in cash by the Obligor under the
Asset
Proceeds Notes (such difference calculated from time to
time, the
"Unpaid Balance") plus (ii) interest on the Unpaid Balance
calculated
from time to time, accruing from the date hereof to the
Maturity Date
at the rate of 10% per annum (computed on the basis of a 360-
day year
of twelve 30-day months) and compounded on each Compounding
Date;
provided, however,
that (1) in no event shall the Covered Deficiency exceed
$28,000,000
and (2) if the Unpaid Balance shall be less than $0, the Covered
Deficiency shall be $0.

          "Custodian" shall have the meaning ascribed thereto in
Section 6 hereof.

          "Debtors" shall have the meaning ascribed thereto in the recitals.

          "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

          "Event of Default" shall have the meaning ascribed thereto in Section 6 hereof.

          "Exchange Act" shall have the meaning ascribed thereto in
Section 4(g) hereof.

          "Guarantee" means this Guarantee, and any extensions, modifications, renewals, restatements, reaffirmations, supplements or amendments hereof.

          "Guarantor" shall have the meaning ascribed thereto in the recitals.

          "Guarantor Indenture" means the indenture of even date herewith between the Guarantor and Chemical Bank, as trustee, which indenture relates to the Guarantor's 10% Senior Notes Due
2003 in the
initial principal amount of $78,000,000.

          "Guarantor Obligations" means (i) all amounts due and payable by the Obligor under the Asset Proceeds Notes (including, without limitation, principal, interest and interest accruing after the filing of a petition under any Bankruptcy Law regardless of whether such interest is allowed as a claim against the Obligor) on the Maturity Date which shall be unpaid by the Obligor, and not deemed repaid pursuant to Section 2.13 of the Indenture, on the first
Business Day following the Maturity Date, but only to the extent not exceeding the Covered Deficiency and (ii) all other obligations of the
Guarantor expressly provided for pursuant to the terms of this
Guarantee but expressly excluding any obligations under the Payment
Notes.

          "Holder" and "Holders" respectively mean each holder of an
Asset Proceeds Note and all such holders collectively.

          "Indenture" means the Indenture of even date herewith between the Obligor and the Trustee relating to the Asset
Proceeds
Notes, as the same may be amended, amended and restated, modified or supplemented (provided, however, in no event shall any such amendment, amendment and restatement, modification, supplement or exchange increase the principal amount outstanding or any interest rate or fees, expenses, premiums or other payments required to be made without the written consent of the Guarantor).

          "Investment" shall have the meaning ascribed thereto in the
Guarantor Indenture.

          "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or similar encumbrance in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any capitalized lease in the nature thereof, and any filing of or agreement to give any financing statement under the
New York Uniform Commercial Code or equivalent statutes of any jurisdiction other than an information filing).

          "Material Restricted Subsidiary" shall have the meaning ascribed thereto in Section 6 hereof.

          "Maturity Date" shall have the meaning ascribed thereto in the Indenture.

          "Obligor" means Rosebud Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of the Guarantor, and its subsidiaries on a joint and several basis.

          "Officer" means the Chairman of the Board, the President, any Senior Vice-President, Executive Vice-President or any other
Vice-President, the Treasurer or the Secretary of the Guarantor.

          "Officer's Certificate" means a certificate signed by an
Officer of the Guarantor.

          "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel for the Guarantor or the Trustee.

          "Payment Notes" means the promissory notes of the Guarantor which shall (i) be secured to the extent provided in the Pledge
Agreement and the Collateral Agency Agreement, (ii) mature on July 31 of the fifth calendar year following the date of issuance,
(iii) bear
interest at a rate equal to 300 basis points above the current yield for five-year U.S. Treasury Note obligations as of the date of the issuance of such Payment Notes, as set forth in the most recent prior weekly statistical release (or any successor release) published by the
Federal Reserve Bank of New York and designated "H.15(519)
Selected
Interest Rates" and (iv) be issued in substantially the form set forth as Exhibit A to the form of Payment Note Indenture.

          "Payment Note Indenture" means an indenture, substantially in the form of Exhibit A hereto, with such changes thereto as shall be required by applicable law, between the Guarantor and the trustee thereunder, providing for the issuance of the Payment Notes.

          "Payment Notice" shall have the meaning ascribed thereto in
Section 2 hereof.

          "Permitted Investment" shall have the meaning ascribed thereto in the Guarantor Indenture.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

          "Plan" shall have the meaning ascribed thereto in the recitals.

          "Pledge Agreement" means the pledge agreement of even date herewith pursuant to which the Guarantor grants a pledge of the common stock of the Obligor to the Trustee to secure the Guarantor's obligations hereunder and under the Payment Notes, as the same may be amended, amended and restated, modified or supplemented from time to time.

          "Proscribed Distribution" shall have the meaning ascribed thereto in Section 4(a) hereof.

          "Restricted Subsidiary" means, in the case of the Guarantor and for any time of determination: (A) any Subsidiary which has assets with a book value at such time in excess of $1,000,000 (as reflected in the Company's most recent audited consolidated financial statements) other than: (i) a subsidiary substantially all of the physical properties of which are located, and substantially all of the business of which is carried on, outside the limits of the United
States of America (including Alaska and Hawaii) or which is organized under the laws of any jurisdiction other than the United States of
America, the District of Columbia, the Commonwealth of Puerto Rico or the States or the possessions of the United States; (ii) a Subsidiary the primary business of which consists of purchasing accounts receivable and/or making loans secured by accounts receivable or providing services directly related thereto, or which is otherwise primarily engaged in the finance business; (iii) Construction
Aggregates Limited, a corporation organized under the laws of Nova
Scotia, or (iv) the Obligor and its Subsidiaries and its and their successors-in-interest; (B) any Subsidiary specified in clause A(i),
(ii) or (iii) above which the Guarantor, by resolution of its Board of Directors, shall have designated as a Restricted Subsidiary; and
(C) New York Trap Rock Corporation, a Delaware corporation, and NYTR
Transportation Corp., a Delaware corporation.

          "Restricted Stock Payment" shall have the meaning ascribed thereto in the Guarantor Indenture.

          "SEC" shall have the meaning ascribed thereto in Section
4(g) hereof.

          "Subsidiary" means any Person more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by the Guarantor or by one or more other Subsidiaries. For the purposes of this definition, "voting stock" means stock or partnership interests or any other equity interest which ordinarily has voting power for the election of directors or, if the Person is not a corporation, voting power to direct the management of such Person, whether at all times or only so long as no senior class of stock or equity has such voting power by reason of any contingency.

          "TIA" means the Trust Indenture Act of 1939 (15
U.S.C. Code
77aaa-77bbbb) as amended and as in effect on the date of this
Guarantee, except as provided in Section 9.03 of the Indenture.

          "Trustee" means Chemical Bank, in its capacity as trustee under the Indenture.

          "U.S. Government Obligations" means direct non-callable obligations of, or non-callable obligations guaranteed by, the United
States of America for the timely payment of which the full faith and credit of the United States of America is pledged.

          2.   Guarantor Obligations; Payment and Deemed
Repayment.

               (a)  The Guarantor hereby guarantees the
payment of the
Guarantor Obligations (and only the Guarantor Obligations).
Subject
to Section 6(b) hereof, the Guarantor Obligations shall become due and payable by the Guarantor hereunder, if at all, upon notice
(a "Payment
Notice") from the Trustee delivered not earlier than the first
Business Day following July 31, 1997 as to the Obligor's failure to pay the Guarantor Obligations and the amount thereof.
Notwithstanding
any contrary provision hereof, the Guarantor Obligations hereunder shall be due and payable hereunder only as expressly provided in
Section 6(b) or the immediately preceding sentence and, irrespective of Section 3 hereof, shall not (except as expressly so provided) be subject to acceleration, whether as a result of any acceleration of the Asset Proceeds Notes or otherwise.

               (b)  If any Guarantor Obligations become due
and
payable, the Guarantor shall within five Business Days after the
Guarantor's receipt of a Payment Notice pay such amounts to the
Trustee. Such payment may, in the discretion of the Guarantor, be made (i) in cash or by check; (ii) by issuance of Payment Notes (with such Payment Notes being valued for purposes hereof at their initial principal amount); or (iii) by a combination of the types of payment described in clauses (i) and (ii). Upon payment of the Guarantor
Obligations in accordance with this Section 2, (x) all obligations under this Guarantee shall terminate in their entirety; and
(y) the
Asset Proceeds Notes shall irrevocably be deemed to be paid in accordance with, and to the extent provided in, Section 2.13 of the
Indenture.

               (c)  Any Payment Notes which the Guarantor
shall
determine to issue in accordance with this Section 2 above shall be issued in accordance with the provisions of the TIA and the Payment
Note Indenture.  The Guarantor shall cause the Payment Note
Indenture,
if required under applicable law to be filed in connection with any such issuance of Payment Notes, to be duly qualified and filed under the applicable provisions of the TIA.

          3.   Nature of Guarantee.  This Guarantee is
unconditional,
irrevocable and continuing in nature. This Guarantee is a guarantee of payment and performance, and is not merely a guarantee of collection.

          4.   Covenants of Guarantor.

               (a)  Neither the Guarantor nor any of its
Subsidiaries
shall directly or indirectly demand, accept or receive payment of any monies whatsoever by the Obligor, whether by way of repayment of debt, dividend, distribution, salary, consulting fee or otherwise, if such payment would constitute a breach of Sections 4.08 or 4.09 of the
Indenture on the part of the Obligor (any such prohibited payment, a
"Proscribed Distribution"). If, notwithstanding the provisions of this Guarantee, the Guarantor or any of its Subsidiaries receives any
Proscribed Distribution (including receipt in any bankruptcy or similar proceedings), the Guarantor or such Subsidiary shall hold such payment in trust for the Trustee and will promptly turn over such payment to the Trustee, in the form received, to be held by the
Trustee in an interest-bearing trust and applied to the Guarantor
Obligations if appropriate in accordance with the terms of this
Guarantee. In the event of (x) any insolvency, bankruptcy, receivership, custodianship, liquidation, reorganization, readjustment of debt, arrangement, composition, moratorium, assignment for the benefit of creditors, or other similar proceedings affecting the
Obligor or its property or assets, or (y) any proceeding for voluntary liquidation, dissolution or other winding up or bankruptcy or other similar proceedings affecting the Obligor, then and in any such event the Asset Proceeds Notes and all amounts due to the Trustee under Section 7.07 of the Asset Proceeds Note Indenture shall first be (or, in accordance with the terms of the Indenture, be deemed to
be) indefeasibly paid in cash in full before any payment or distribution of any character, whether in cash, securities, obligations or other property, shall be made in respect of Proscribed
Distributions. The Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Obligor that arise from the existence, payment, performance or enforcement of the Guarantor's obligations under the Guarantee including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any holder of Securities against the Obligor, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Obligor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. The Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and the waiver set forth in this Section 4(a) is knowingly made in contemplation of such benefits.

               (b)  Except as specified in Section 7 hereof
and for
sales of the Subsidiaries of Rosebud Holdings, Inc.
permitted by the
Indenture, the Guarantor shall not sell, transfer, assign, pledge, exchange or otherwise encumber or dispose of, or grant any option or warrant with respect to, or cause the Obligor to issue, or grant any option or warrant with respect to the issuance of, any capital stock of the Obligor.

               (c)  The Guarantor shall not cause the
Obligor to merge
or consolidate with any other Person in violation of the Indenture.
The Guarantor shall not consolidate or merge with or into, or sell, assign, transfer or lease all or substantially all of the assets of the Guarantor and its Restricted Subsidiaries, taken as a whole, to, any Person unless:

                       (i)    there is no outstanding
Default or Event
of Default; and

                      (ii)    the Person formed by or
surviving any
such consolidation or merger (if other than the Guarantor), or to which such sale or conveyance shall have been made, is an entity organized and existing under the laws of the United States, any state thereof or the District of Columbia; and

                     (iii)    the Person formed by or
surviving any
such consolidation or merger (if other than the Guarantor), or to which such sale or conveyance shall have been made, assumes all the obligations of the Guarantor under the Guarantee; and

                      (iv)    the Person formed by or
surviving any
such consolidation or merger, or to which such sale or conveyance shall have been made (immediately after such transaction and after giving effect thereto), (A) has Consolidated Net Worth no less than the Consolidated Net Worth of the Guarantor and its Restricted
Subsidiaries immediately preceding such transaction and (B) would be able to borrow $1 under Section 4.10 (without taking into consideration the proviso thereto) of the Guarantor Indenture as then in effect (or, if not then in effect, as in effect immediately prior to the termination of its effectiveness).

          The Guarantor shall deliver to the Trustee prior to the consummation of the proposed transaction an Officer's Certificate to the foregoing effect and an Opinion of Counsel stating that the proposed transaction complies with this Section 4(c). The grant of security interests in assets by the Guarantor in favor of the lender or lenders under the Permitted Working Capital Loan, as defined in the
Guarantor Indenture, required by the Permitted Working Capital Loan shall not be deemed for purposes of this Section 4(c) to be the sale, assignment, transfer or lease of all or substantially all of the assets of the Guarantor and its Restricted Subsidiaries, taken as a whole.

               (d)  The Guarantor shall pay to the Trustee,
from time
to time, such reasonable compensation for all services rendered by it hereunder (which compensation shall not be limited by any law on compensation of a trustee of an express trust). The Guarantor shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses, advances and disbursements incurred or made by the Trustee in accordance with any provision of this Guarantee
(including the
reasonable compensation, disbursements and expenses of its agents and counsel), except any such expense, disbursement or advance as may be attributable to its gross negligence or bad faith. The Guarantor shall indemnify the Trustee for, and hold it harmless against, any loss, expense or liability (including the reasonable fees and expenses of agents and counsel) incurred without gross negligence, bad faith or willful misconduct on its part, in connection with the acceptance or administration of this Guarantee and the performance of its duties hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

               (e)  Except as contemplated in the second
sentence of
Section 4(c) above, the Guarantor and its Restricted
Subsidiaries
shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence; provided, however, that the Guarantor and its Subsidiaries shall not be required to preserve the corporate existence of any of the Guarantor's
Subsidiaries if the Guarantor's Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor and its Subsidiaries as a whole and if the loss thereof is not disadvantageous in any material respect to the Holders.

               (f)  The Guarantor will pay or discharge or
cause to
be paid or discharged, before the same shall become delinquent (i) all material taxes, assessments and governmental charges levied or imposed upon the Guarantor or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a material Lien upon the property of the Guarantor or any Subsidiary;
provided, however, that the Guarantor shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which it has set aside on its books such reserves as it deems adequate and are in accordance with generally accepted accounting principles.

               (g) Within 15 days after the Guarantor files with the
Securities and Exchange Commission (the "SEC") copies of its annual and quarterly reports and other information, documents and reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which it is required to file with the
SEC pursuant to Section 13 or 15(d) of the Securities
Exchange Act of
1934, as amended (the "Exchange Act"), the Guarantor shall deliver the same to the Trustee. If the Guarantor shall cease to be subject to the requirements of Section 13 or 15(d) of the Exchange Act, the
Guarantor shall deliver to the Trustee, within 15 days after the date by which it would have been required to make such a filing with the
SEC, audited annual financial statements prepared in accordance with generally accepted accounting principles and unaudited condensed quarterly financial statements, including any notes thereto (but not including any Management's Discussion and Analysis of Financial
Condition and Results of Operations or other Materials), each comparable to that which the Guarantor would have been required to include in such annual reports, information, documents or other reports if the Guarantor were then subject to the requirements of
Section 13 or 15(d) of the Exchange Act. The Guarantor also shall comply with the other provisions of TIA 314(a).

               (h)  The Guarantor will not itself, and will
not permit
any Restricted Subsidiary to, declare any Dividends or make any
Restricted Stock Payment or Investment (other than Permitted Investments) in each case if and to the extent such declaration, payment, redemption, retirement or investment would constitute a breach of Section 4.08 of the Guarantor Indenture as then in effect
(or, if the Guarantor Indenture is not then in effect, as in effect immediately prior to the termination of its effectiveness).

               (i)  The Guarantor will not itself, and will
not permit
any of its Restricted Subsidiaries to, engage in any material transaction with any of its Affiliates if and to the extent such transaction would constitute a breach of Section 4.09 of the Guarantor
Indenture as then in effect (or, if the Guarantor Indenture is not then in effect, as in effect immediately prior to the termination of its effectiveness).

               (j)  The Guarantor will not, and will not
permit any
of its Subsidiaries to, enter into any agreement or execute any instrument that by its terms expressly prohibits or otherwise would have the effect of prohibiting the Guarantor from making any payments pursuant to the terms of this Guarantee.

               (k) The Guarantor shall keep, or cause to be kept, true books and records and accounts in which entries will be made of all of the business transactions of the Guarantor and its Restricted
Subsidiaries which shall be full and correct in all material respects, in accordance with sound business practices, and reflect in their respective financial statements adequate accruals and appropriate reserves, all in accordance with sound business practice and generally accepted accounting principles.

               (l) The Guarantor shall, and shall cause its Subsidiaries to, comply with all statutes, laws, ordinances, or governmental rules and regulations to which it is subject, noncompliance with which would materially adversely affect the prospects, earnings, properties, assets or condition, financial or otherwise, of the Guarantor and its Subsidiaries taken as a whole.

               (m) In the event that any Default under this Guarantee shall occur, the Guarantor will give written notice of such Default, within 5 Business Days after the occurrence thereof, to the Trustee, specifying (i) the date on which such Default occurred, (ii) the date on which the Guarantor had Actual Knowledge thereof and
(iii) the
nature and status of such Default and the steps which the Guarantor or its Subsidiaries have taken or propose to take in order to cure such Default. The Guarantor shall deliver to the Trustee within 120 days after the end of each fiscal year of the Guarantor, and within
60 days after the end of each of the first three fiscal quarters of the Guarantor, an Officer's Certificate stating that, after a review of the activities of the Guarantor during such period and of the
Guarantor's performance under this Guarantee, whether or not, to the best knowledge of the signer thereof based on such review, there has been any Default or Event of Default by the Guarantor in performing any of its obligations under this Guarantee. If the signer does know of any such Default or Event of Default, the certificate shall describe the Default or Event of Default and its status.

          5. Continued Effectiveness of this Guarantee. Subject to the proviso set forth in the definitions of "Asset Proceeds Notes" and
"Indenture," the Guarantor hereby expressly agrees that its obligations hereunder shall be binding irrespective of any event or circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, indemnitor or surety under the laws of any jurisdiction, including, without limitation, any failure of, or delay in, due and timely demand or notice, and regardless of any change of circumstances, whether or not foreseen or foreseeable, whether or not knowledge or notice thereof is imputable to the
Guarantor, and irrespective of any present or future law or order of any jurisdiction (or any agency thereof) purporting to reduce, amend or otherwise affect any obligation of the Guarantor under the terms hereof or to vary the terms hereof or of the Asset Proceeds Notes or the Indenture or any other instrument, writing or arrangement relating thereto and irrespective of any other circumstance, whether or not any of the foregoing might in any manner or to any extent vary the obligations of the Guarantor under this Guarantee or otherwise constitute a legal or equitable discharge or defense of a guarantor, indemnitor or surety.

          The Guarantor hereby consents that at any time and from time to time, without notice to the Guarantor, the performance or observance by the Obligor of any term or covenant of the Asset
Proceeds Notes or the Indenture or any other instrument pertaining thereto, or any other writing or arrangement relating to the Asset
Proceeds Notes or the Indenture may be waived, the time of performance thereof extended, the time of any payment under the Asset Proceeds
Notes accelerated or extended, and any provisions of the Asset
Proceeds Notes or the Indenture amended (subject to the proviso set forth in the definitions of "Asset Proceeds Notes" and "Indenture"), without affecting the liability of the Guarantor hereunder. The
Guarantor hereby waives presentment and protest of any Asset
Proceeds
Note and waives all notices of every kind which may be required to be given by any statute, regulation or rule of law in any jurisdiction.
The Guarantor hereby consents in all respects to the execution and delivery of the Asset Proceeds Notes and the Indenture and to all of the terms thereof, and acknowledges receipt of an executed counterpart of the Indenture and a specimen of the Asset Proceeds Notes.

          6.   Events of Default.

               (a)  An "Event of Default" occurs if:

                    (1)  the Guarantor defaults in the
payment of
Guarantor Obligations when the same become due and payable in accordance with Section 2 hereof;

                    (2)  the Guarantor fails to observe or
perform any
of its other covenants or agreements in this Guarantee, which failure continues for a period of 30 days after the earlier of (i) the date on which written notice of such failure, requiring the Guarantor to remedy the same, shall have been given to the Guarantor by the
Trustee, or to the Guarantor and the Trustee by the Holders of at least 25% in aggregate principal amount of the Asset
Proceeds Notes
at the time outstanding or (ii) the date on which the Guarantor had
Actual Knowledge of such failure;

                    (3)  (a)  the Guarantor fails to pay
when due
(whether at maturity, in connection with any mandatory amortization or redemption, by acceleration or otherwise) any principal or interest on any indebtedness for borrowed money with an aggregate outstanding principal amount in excess of $5 million, whether any such indebtedness is outstanding as of the date of this Guarantee or is hereafter outstanding, which default continues for the period of grace applicable thereto, or (b) a default or event of default, as defined in one or more indentures, agreements or other instruments evidencing or under which the Guarantor has, as of the date of this Guarantee or hereafter, outstanding at least $5 million aggregate principal amount of indebtedness for borrowed money, shall happen and be continuing for the period of grace applicable thereto; provided that if such default or event of default under such indenture or other instrument shall be remedied or cured by the Guarantor or waived by the holders of such indebtedness (whether prior to or after acceleration thereof), then the Event of Default under this Guarantee by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of the Holders of Asset Proceeds Notes;

                    (4)  one or more final judgments against
the
Guarantor for payments of money which in the aggregate exceed $5 million are entered by a court of competent jurisdiction and such judgments are not rescinded, annulled, stayed or discharged within 60 days;

                    (5)  the Guarantor and its Restricted
Subsidiaries, taken as a whole, become unable generally to pay their debts as they become due;

                    (6)  the Guarantor or any of its
Material
Restricted Subsidiaries pursuant to or within the meaning of any
Bankruptcy Law:

                         (a)  commences a voluntary case,

                         (b)  consents to the entry of a
judgment,
decree or order for relief against it in an involuntary case or proceeding,

                         (c)  consents to the appointment of
a
Custodian of it or for all or substantially all of its property,

                         (d)  makes a general assignment for
the
benefit of its creditors, or

                         (e)  applies for, consents to or
acquiesces
in the appointment of, or taking possession by a Custodian;

                    (7)  a court of competent jurisdiction
enters a
judgment, decree or order for relief in respect of the Guarantor or any of its Material Restricted Subsidiaries in an involuntary case or proceeding under any Bankruptcy Law which shall:
                         (a)  approve as properly filed a
petition
seeking reorganization, arrangement, adjustment or composition;

                         (b)  appoint a Custodian for any
part of its
property; or

                         (c)  order the winding up or
liquidation of
its affairs; and such judgment, decree or order remains unstayed and in effect for a period of sixty (60) consecutive days; or

                    (8)  any bankruptcy or insolvency
petition or
application is filed, or any bankruptcy case or insolvency proceeding is commenced against, the Guarantor or any of its Material
Restricted
Subsidiaries and such petition, application, case or proceeding is not dismissed or stayed within sixty (60) days.

          The term "Material Restricted Subsidiary" shall mean any
Restricted Subsidiary whose total Consolidated Net Worth exceeds $5 million as of the end of the most recently completed fiscal year. The term "Bankruptcy Law" means Title 11, U.S. Code or any similar Federal or State law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law. The term "Actual Knowledge" means the actual knowledge of any Officer of the Guarantor; provided, however, that each Officer of the Guarantor shall be deemed to have actual knowledge of any fact that would have come to such Officer's attention if he or she had exercised reasonable care in performing his or her duties, given the nature of his or her duties and the Guarantor's business and organization.

               (b)  If an Event of Default (other than an
Event of
Default specified in Section 6(a)(6), (7) or (8)) occurs and is continuing, the Trustee by notice to the Guarantor, or the Holders of at least 25% in principal amount of the Asset Proceeds Notes by notice to the Guarantor and the Trustee, may declare the Guarantor Obligations to be accelerated. If an Event of Default specified in
Section 6(a)(6), (7) or (8) occurs, all Guarantor Obligations shall ipso facto be accelerated without any declaration or other act on the part of the Trustee or any Holder. Upon any acceleration of the
Guarantor Obligations (i) if the Event of Default is specified in
Section 6(a)(1), any and all Guarantor Obligations shall be due and payable immediately and (ii) otherwise, the Guarantor shall irrevocably deposit in trust with the Trustee immediately available funds or U.S. Government Obligations sufficient to pay all Guarantor
Obligations on the first Business Day after the Maturity Date. In order to have money available on a payment date to pay Guarantor
Obligations, the U.S. Government Obligations shall be payable as to principal or interest on or before such payment date in such amounts as will provide the necessary money. Such deposit shall be made under the terms of an irrevocable trust (in form and substance reasonably satisfactory to the Trustee), and this Guarantee shall thereupon terminate except for the Guarantor's obligations to pay any Guarantor
Obligations to the extent provided in Section 2 hereof (which payment shall be made, to the extent possible, from such trust fund) and except that the Trustee shall be obligated to return to the Guarantor any amounts remaining in such trust fund after all payments required to be made therefrom pursuant to this Guarantee are made. The Holders of at least 66 2/3% of the principal amount of the Asset Proceeds
Notes may rescind an acceleration and its consequences by notice to the Trustee if the rescission would not conflict with any judgment or decree and if the outstanding Events of Default have been cured or waived, except for nonpayment of (or failure to deposit, as the case may be) Guarantor Obligations due solely as a result of such acceleration. No such rescission shall affect any subsequent Event of Default or impair any right or remedy with respect thereto.

               (c) Subject only to Section 6(b) hereof, the right of any Holder of an Asset Proceeds Note to receive payment under this
Guarantee, on or after the due dates (prior to any acceleration) expressed in this Guarantee, or to bring suit for the enforcement of any such payment on or after such date, shall not be impaired or affected without the consent of the Holder, except that no Holder of
Asset Proceeds Notes shall have the right to institute any such suit if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of any Lien under the Pledge
Agreement. Except as provided in this Section 6(c) above, a Holder may pursue a remedy with respect to this Guarantee only if:

                    (1)  the Holder gives to the Trustee
written
notice of a continuing Event of Default;

                    (2)  the Holders of at least 25% in
principal
amount of the Asset Proceeds Notes make a written request to the
Trustee to pursue the remedy;

                    (3)  Such Holder or Holders offer to the
Trustee
indemnity reasonably satisfactory to the Trustee against any loss, liability or expense;

                    (4)  the Trustee does not comply with
the request
within 60 days after receipt of the request and the offer of indemnity; and

                    (5)  during such 60-day period the
Holders of a
majority in principal amount of the Asset Proceeds Notes do not give the Trustee a direction inconsistent with the request.

A Holder may not use this Guarantee to prejudice the rights of any other Holder or to obtain a preference over any other
Holder.

               (d)  If an Event of Default specified in
Section
6(a)(1) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust (which trust shall be established as provided in the third and fourth sentence of Section
6(b)) against the Guarantor for the whole amount of the Guarantor
Obligations.

               (e)  The Trustee may file such proofs of
claim and
other papers or documents as may be necessary or advisable in order to have the claims of the Trustee, any predecessor Trustee and the
Holders allowed in any judicial proceedings relative to the Guarantor, its creditors or its property. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder of the Asset Proceeds Notes any plan of reorganization, arrangement, adjustment or composition affecting the Guarantee or the rights of any Holder thereof, or to authorize the
Trustee to vote in respect of the claim of any Holder of the Asset
Proceeds Notes in any such proceeding.

               (f)  In any suit for the enforcement of any
right or
remedy under this Guarantee or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require any party litigating the suit other than the Trustee to file an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the
Trustee, a suit by a Holder pursuant to Section 6(c), or a suit by
Holders of more than 10% in principal amount of the Asset
Proceeds
Notes.

          7. Pledge Agreement. To secure this Guarantee, the
Guarantor is simultaneously herewith executing and delivering the
Pledge Agreement.

          8. Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

          To the Guarantor:

               Lone Star Industries, Inc.
               300 First Stamford Place
               Stamford, Connecticut 06912-0014
               Attention:  Secretary
               Telephone:  (203) 969-8600
               Facsimile:  (203) 969-8686

          To the Trustee:

               Chemical Bank
               450 West 33rd Street, 15th Floor
               New York, New York 10001
               Attention:  Corporate Trust Administration
               Telephone:  (212) 613-7655
               Facsimile:  (212) 613-7800

Any party hereto may by notice to each other party designate such additional or different addresses as shall be furnished in writing by such party. Any notice or communication to any party hereto shall be deemed to have been given or made as of the date so delivered, if personally delivered; when receipt is acknowledged by telecopier confirmation, if telecopied; and five calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee). Any party hereto may give notice to the
Holders, in the manner set forth in the Asset Proceeds Note Indenture, at the addresses set forth for them in the register kept by the
Registrar under the Indenture.

          9.   Binding Agreement; Assignment; Obligations
Several.
This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, including, without limitation, and without the need for an express assignment or amendment, subsequent Holders of Asset Proceeds Notes
(whether or not the Asset Proceeds Notes held by such persons are outstanding as of the date hereof or issued hereafter).
This
Agreement may not be assigned by the Guarantor; provided, however, that this Agreement shall be deemed to be automatically assigned by the Guarantor to any Person which is a successor to the Guarantor, in accordance with the terms of this Guarantee. This Guarantee shall be deemed to be automatically assigned by the Trustee to any Person who succeeds to the Trustee in accordance with the Indenture, and such assignee shall have all rights and powers of, and act as, the Trustee hereunder. Each Holder of the Asset Proceeds Notes, by its acceptance of any Asset Proceeds Notes, consents to and agrees to be bound by the provisions hereof.

          10.  Governing Law.  This Agreement shall be
construed in
accordance with and governed by the laws of the State of New
York
without regard to its conflict of law principles, except as otherwise required by mandatory provisions of law.

          11.  Effectiveness; Termination.  (a)  This
Agreement shall
become effective on the date hereof.  Upon the earlier of
(i) payment
in full (whether in cash, by issuance of Payment Notes or any combination thereof) of the Guarantor Obligations to the Trustee in accordance with Section 2 hereof or (ii) such time as the Guarantor shall deliver to the Trustee an Officer's Certificate to the effect that the Covered Deficiency is $0 (setting forth all calculations in reasonable detail), this Agreement shall terminate. If any Holder or the Trustee is required by any court or otherwise to return to the
Guarantor or the Obligor or any custodian, trustee, liquidator or other similar official acting in relation to the Obligor or the
Guarantor, any amount paid by the Obligor or the Guarantor to the
Trustee or such Holder, this Guarantee, to the extent discharged by such payment, shall be reinstated to such extent (but to be no more than the amount of the Covered Deficiency).

               (b)  The Guarantor may terminate its
obligations under
this Guarantee by:

                       (i)    irrevocably depositing in
trust with the
Trustee, pursuant to an irrevocable trust and security agreement in form and substance reasonably satisfactory to the Trustee, money or
U.S. Government Obligations sufficient to pay all Guarantor
Obligations on the first Business Day after the Maturity
Date.
Immediately after making the deposit, the Guarantor shall give notice of such event to the Holders;

                      (ii)    delivering to the Trustee an
Opinion of
Counsel and an Officer's Certificate stating that all conditions precedent provided for herein relating to the satisfaction and discharge of this Guarantee have been complied with; and

                     (iii)    delivering to the Trustee
either (i) an
unqualified Opinion of Counsel, stating that the Holders of the Asset
Proceeds Notes (a) will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit (and the defeasance contemplated in connection therewith) and (b) will be subject to
Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, or (ii) an applicable favorable ruling to that effect received from or published by the Internal Revenue
Service.

Notwithstanding the foregoing, the Guarantor's obligations in Section
2 and 4(c) hereof and Article VII of the Indenture shall survive until this Guarantee terminates pursuant to Section 11(a). After a deposit pursuant to this Section 11(b), the Trustee upon request shall acknowledge in writing the discharge of the Guarantor's obligations under this Guarantee except for those surviving obligations specified above. In order to have money available on a payment date to pay
Guarantor Obligations, the U.S. Government Obligations shall be payable as to principal or interest on or before such payment date in such amounts as will provide the necessary money.

               (c) The Trustee shall hold in trust money or U.S.
Government Obligations deposited with it pursuant to Section
11(b).
It shall apply the deposited money and the money from U.S.
Government
Obligations in accordance with this Guarantee to the payment of
Guarantor Obligations.

               (d)  The Trustee shall promptly pay to the
Guarantor
upon written request any excess money or securities held by it at any time.

               (e)  If the Trustee is unable to apply any
money or
U.S. Government Obligations in accordance with Section 11(b) by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Guarantor's obligations under this
Guarantee shall be revived and reinstated as though no deposit has occurred pursuant to Section 11(b) until such time as the Trustee is permitted to apply all such money or U.S. Government Obligations in accordance with Section 11(b); provided, however, that if the
Guarantor has made any payment of Guarantor Obligations because of the reinstatement of its obligations, the Guarantor shall be subrogated to the rights of the Holders of such Asset Proceeds Notes to receive such payment from the money or U.S. Government Obligations held by the
Trustee or Guarantor.

          12.  Trust Indenture Act Controls.  If any
provision of this
Guarantee limits, qualifies or conflicts with another provision which is required or deemed to be included in the Guarantee by the TIA, the required or deemed provision shall control.

          13. Inconsistent Provisions. This Guarantee is a part of the Indenture to the extent specified therein. If any provision of this Guarantee shall be inconsistent with, or contrary to, any provision of the Indenture, such provision of the Indenture shall be controlling and shall supersede such inconsistent provisions hereof to the extent necessary to give full effect to such provision of the
Indenture.

          14.  Severability.  In the event that any
provision
contained in this Guarantee shall for any reason be held to be illegal or invalid under the laws of any jurisdiction, such illegality or invalidity shall in no way impair the effectiveness of any other provision hereof or of such provision under the laws of any other jurisdiction; provided, that in the construction and enforcement of such provision under the laws of the jurisdiction in which such holding of illegality or invalidity exists, and to the extent only of such illegality or invalidity, this Guarantee shall be construed and enforced as though such illegal or invalid provision had not been contained herein.

          15. Headings. Section headings used herein are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          16. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, and all of which shall together constitute one and the same instrument. A complete set of counterparts shall be lodged with the Trustee.

          IN WITNESS WHEREOF, the Guarantor has caused this Agreement to be executed and delivered by its officer thereunto duly authorized as of the day and year first above written.


                              LONE STAR INDUSTRIES, INC.


                              By:     John J. Martin
                              Title:  Sr. Vice President

Exhibit A

GUARANTEE AGREEMENT


by


LONE STAR INDUSTRIES, INC.

in favor of

each and every

"Holder"

of

10% Asset Proceeds Notes due 1997

of ROSEBUD HOLDINGS, INC.



____________________

Dated as of ____________, 1994

____________________
                        TABLE OF CONTENTS


Page

1.   Definitions . . . . . . . . . . . . . . . . . . . . . .
. A-4
          Actual Knowledge . . . . . . . . . . . . . . . . .
. . A-4
          Affiliate. . . . . . . . . . . . . . . . . . . . .
. . A-4
          Asset Proceeds Notes . . . . . . . . . . . . . . .
. . A-5
          Bankruptcy Court . . . . . . . . . . . . . . . . .
. . A-5
          Bankruptcy Law . . . . . . . . . . . . . . . . . .
. . A-5
          Business Day . . . . . . . . . . . . . . . . . . .
. . A-5
          Collateral Agency Agreement. . . . . . . . . . . .
. . A-5
          Compounding Date . . . . . . . . . . . . . . . . .
. . A-5
          Consolidated Net Worth . . . . . . . . . . . . . .
. . A-5
          Covered Deficiency . . . . . . . . . . . . . . . .
. . A-5
          Custodian. . . . . . . . . . . . . . . . . . . . .
. . A-6
          Debtors. . . . . . . . . . . . . . . . . . . . . .
. . A-6
          Default. . . . . . . . . . . . . . . . . . . . . .
. . A-6
          Event of Default . . . . . . . . . . . . . . . . .
. . A-6
          Exchange Act . . . . . . . . . . . . . . . . . . .
. . A-6
          Guarantee. . . . . . . . . . . . . . . . . . . . .
. . A-6
          Guarantor. . . . . . . . . . . . . . . . . . . . .
. . A-6
          Guarantor Indenture. . . . . . . . . . . . . . . .
. . A-6
          Guarantor Obligations. . . . . . . . . . . . . . .
. . A-6
          Holder . . . . . . . . . . . . . . . . . . . . . .
. . A-6
          Indenture. . . . . . . . . . . . . . . . . . . . .
. . A-6
          Investment . . . . . . . . . . . . . . . . . . . .
. . A-7
          Lien . . . . . . . . . . . . . . . . . . . . . . .
. . A-7
          Material Restricted Subsidiary . . . . . . . . . .
. . A-7
          Maturity Date. . . . . . . . . . . . . . . . . . .
. . A-7
          Obligor. . . . . . . . . . . . . . . . . . . . . .
. . A-7
          Officer. . . . . . . . . . . . . . . . . . . . . .
. . A-7
          Officer's Certificate. . . . . . . . . . . . . . .
. . A-7
          Opinion of Counsel . . . . . . . . . . . . . . . .
. . A-7
          Payment Notes. . . . . . . . . . . . . . . . . . .
. . A-7
          Payment Note Indenture . . . . . . . . . . . . . .
. . A-7
          Payment Notice . . . . . . . . . . . . . . . . . .
. . A-7
          Permitted Investment . . . . . . . . . . . . . . .
. . A-8
          Person . . . . . . . . . . . . . . . . . . . . . .
. . A-8
          Plan . . . . . . . . . . . . . . . . . . . . . . .
. . A-8
          Pledge Agreement . . . . . . . . . . . . . . . . .
. . A-8
          Proscribed Distribution. . . . . . . . . . . . . .
. . A-8
          Restricted Subsidiary. . . . . . . . . . . . . . .
. . A-8
          Restricted Stock Payment . . . . . . . . . . . . .
. . A-8
          SEC. . . . . . . . . . . . . . . . . . . . . . . .
. . A-8
          Subsidiary . . . . . . . . . . . . . . . . . . . .
. . A-8
          TIA. . . . . . . . . . . . . . . . . . . . . . . .
. . A-9
          Trustee. . . . . . . . . . . . . . . . . . . . . .
. . A-9
          U.S. Government Obligations. . . . . . . . . . . .
. . A-9

2.   Guarantor Obligations; Payment and Deemed Repayment . .
. A-9

3.   Nature of Guarantee . . . . . . . . . . . . . . . . . .
. A-9

4.   Covenants of Guarantor. . . . . . . . . . . . . . . . .
.A-10

5.   Continued Effectiveness of this Guarantee . . . . . . .
.A-13

6.   Events of Default . . . . . . . . . . . . . . . . . . .
.A-14

7.   Pledge Agreement. . . . . . . . . . . . . . . . . . . .
.A-18

8.   Notices . . . . . . . . . . . . . . . . . . . . . . . .
.A-18

9.   Binding Agreement; Assignment; Obligations Several. . .
.A-18

10.  Governing Law. . . . . . . . . . . . . . . . . . . . .
.A-19

11.  Effectiveness; Termination . . . . . . . . . . . . . .
.A-19

12.  Trust Indenture Act Controls . . . . . . . . . . . . .
.A-20

13.  Inconsistent Provisions. . . . . . . . . . . . . . . .
.A-20

14.  Severability . . . . . . . . . . . . . . . . . . . . .
.A-20

15.  Headings . . . . . . . . . . . . . . . . . . . . . . .
.A-21

16.  Counterparts . . . . . . . . . . . . . . . . . . . . .
.A-21